Exhibit 10.1

Splinex Technology, Inc.
550 W. Cypress Creek Rd.
Suite 410
Fort Lauderdale, FL 33309

To:	Michael Stojda

From:	Board of Directors

Date:	November 21, 2005

Subject:	Summary of Terms of Severance Upon Termination of Employment Agreement

Age:	42
Hire Date:	9/1/2004
Resignation Date:	11/21/2005
Annual Salary:	$275,000

For mutual consideration, the sufficiency of which is hereby acknowledged, you and Splinex Technology, Inc. (including for all purposes herein any affiliates, successors or assigns) (“Splinex”) agree that the following terms of this severance agreement (the “Agreement”) will apply with respect to your cessation of employment:

•	Termination Date: 11/21/2005; we agree that your separation from Splinex will be characterized as a mutual agreement to end the employment relationship and all comments by either Splinex (or its current and future officers, directors, employees, consultants or major stockholders) and yourself shall be consistent with the foregoing. The following language is deemed acceptable: “Due to a change in corporate strategy, the Board of Directors of Splinex and Mr. Stojda mutually agree that he will resign as an officer and director of Splinex effective November 21, 2005.” You and Splinex shall mutually agree on the description of the end of your employment that is filed with the Form 8-K and any other public filings that may be required by law.

•	Severance Agreement: We will honor the terms of this Agreement. The Employment Agreement dated August 31, 2004 between you and Splinex is, except as otherwise provided herein, hereby terminated and of no further force and effect; provided that, the parties agree that an uncured breach by Splinex of any of the material terms of this Agreement shall act to revive such Employment Agreement, and you may pursue your rights of recovery thereunder (only to the extent they are non-duplicative of the rights granted hereunder). For these purposes, a breach by Splinex will be deemed “uncured” if it is (i) not susceptible to being cured, or (ii) if susceptible to cure, not cured within five (5) business days of the date Stojda notifies Splinex in writing, inclusive of electronic means, that a breach has occurred. We agree that any delay in notifying Splinex of a breach will not constitute a waiver of the right to later assert a breach of the Agreement.

•	Compensation & Severance Amount: As of November 21, 2005, Splinex currently owes, but has not paid to you, amounts for vacation, deferred wages and unpaid wages totaling $84,056.51. In addition, in accordance with your employment agreement, as of November 21, 2005 Splinex owes to you additional amounts for severance totaling $295.943.49 to be paid in bi-weekly payments of $10,576.92, and, for purposes of this agreement, the amount to have been paid to date will continue to accrue on a bi-weekly schedule. The aforementioned amounts, totaling $380,000.00 reflect all amounts that are due and owing to you, and no bonus or other compensation amounts are owed to you under this Agreement except as described in “Health” below. However, it is understood and agreed that Section 14 of the Employment Agreement will apply to this Agreement as if appearing herein.

•	Compensation & Severance Payment Schedule: Splinex will pay to you a total of $380,000.00 (determined in accordance with the foregoing Compensation & Severance Amount, as follows:

•	One (1) payment of $5,000 on November 25, 2005; and

•	Six (6) bi-weekly payments of $2,500.00 each commencing December 9, 2005 through and including February 17, 2006; and

•	Forty-eight (48) equal bi-weekly payments of $7,500 each commencing on March 3, 2006 through and including December 21, 2007.

•	It is understood and agreed by Splinex that irrespective of this payment schedule, the amount due to you shall continue to accrue as per the schedule defined in “Compensation & Severance Amount”. Furthermore it is agreed that if Splinex fails to make any payment on the date as described in this “Compensation & Severance Payment Schedule”, Splinex shall be in breach of this Agreement, which if uncured within five (5) business days of the breach occurring, shall cause all amounts owed, but not paid as of the date of the breach, determined in accordance with the section entitled “Compensation & Severance Payment Amount” above, to become immediately due and payable in full.

•	All payments shall be made to you by electronic direct deposit to your current bank account or such financial institution as you specify, in your sole discretion, in the future

•	Release and Waiver of Claims: As a condition to receiving these payments, you and Splinex agree to sign a general waiver and release agreement in the attached form (attached and incorporated herein).

•	Stock Options: Upon cessation of your employment, all your non-qualified options (2,000,000 shares) will be fully vested. You will have until February 28, 2006 to exercise the options. The stock option agreements or term or any agreement otherwise governing these grants, and the plans under which they are issued, will continue in full force and effect, except as specifically modified herein.

•	Benefits: The settlement amount includes payment for your unused vacation time.

•	Health: Splinex will pay the entire amount equal to the employer and employee portion of your active group health insurance premiums in place on the date of this Agreement for COBRA coverage, and as may be adjusted during any enrollment period, until thirty days after all monies as defined in “Compensation & Severance Amount” have been received by you or until you and your family are receiving equal or better health insurance from a future employer. During this period, you can at your option, convert to health insurance of your choice and receive reimbursement of $800 per month.

•	Mutual Non-Disparagement: You and Splinex (and all employees, officers, directors, consultants and major shareholders) agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the other. Splinex shall be solely responsible for a breach of this provision by any individual who is not a party to this Agreement.

•	Dissolution or Other Disposition of Splinex: All amounts due and payable under this Agreement shall become immediately due and payable upon the Dissolution or Other Disposition of Splinex. For these purposes, “Other Disposition of Splinex” includes without limitation a sale, transfer or other corporate event that would constitute a change of control for purposes of Section 280G of the Internal Revenue Code, but does not include an investment by any present beneficial stockholder or a distribution by a stockholder of the stock of Splinex to its members. Other Disposition also shall not include any merger or acquisition by Splinex whereby Splinex survives the merger or acquisition, irrespective of any change in ownership percentage of the controlling shareholders.

•	Computer: You may retain your laptop computer and all associated peripheral equipment.

Mike, the above details the essential terms of the Agreement between you and Splinex concerning termination of employment. There will be no other payments to you other than those specified above. The individual signing below on behalf of Splinex represents that he has the authority to execute this Agreement on behalf of Splinex and that all necessary authorizations from the Company’s Board of Directors and major shareholders have been obtained for the payment of severance indicated herein.

Mike, please sign below to indicate your agreement with the terms and conditions set forth in this document.

SPLINEX TECHNOLOGY, INC.

Michael Stojda		By: Gerard Herlihy.

Chief Financial Officer

Date:	November 21, 2005	Date:	November 21, 2005

GENERAL WAIVER AND RELEASE AGREEMENT

1. Michael Stojda’s (“Stojda”) employment with Splinex Technology, Inc. (“Splinex”) will end November 21, 2005 and he will be paid severance and other benefits as set forth in the Summary of Terms Upon Resignation (“Summary”) to which this General Waiver and Release Agreement (“Agreement”) is attached. The parties hereto agree that the terms of this Agreement apply only if both the Summary and this Agreement are signed and not revoked by either party. The terms of the Summary are incorporated by reference in this Agreement and are intended to supersede and extinguish any other obligation Splinex may have to pay Stojda severance or other benefits upon termination, including but not limited to any agreements or understandings, whether oral or written, made at any time prior to the date of this Agreement, except as specifically set forth in the Summary.

2. In exchange for mutual consideration and in the interest of resolving all outstanding issues arising out of or related to Stojda’s cessation of employment from Splinex, the sufficiency of which (which includes payment of severance and other benefits by the Company to Stojda, and Stojda’s agreement to enter into in this Agreement with Splinex), the parties hereto agree as follows:

(a) Stojda completely releases and forever discharges Splinex, its past, present and future successors, officers, directors, agents, affiliates, stockholders, and employees, from all claims, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known or unknown, in law or equity, fixed or contingent, which he may now have, or ever had arising from or in any way connected with his employment relationship or the termination of his employment with Splinex. This release includes, but is not limited to, all “wrongful discharge” claims, all claims relating to any contracts of employment express or implied, any covenant of good faith and fair dealing express or implied, any tort of any nature, any federal, state, or municipal statute or ordinance, any claims for employment discrimination, including sexual harassment, any claims under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (ERISA) and any other laws and regulations relating to employment, and any and all claims for attorney’s fees and costs. I understand that this release does not apply to any claims arising under the ADEA after the effective date of this Agreement. This release does not extend to any existing right of indemnification Stojda may have or any right he may have to director and officer liability insurance coverage (under existing or replacement policies), or as a director at Splinex or a fiduciary of any benefit plan, in either case that arise from my actions within the course and scope of his employment for Splinex. Nothings contained in the foregoing shall be, or shall be deemed to constitute, a release by Stojda to enforce his rights under the Summary or to enforce his rights under this Agreement or the Employment Agreement (as defined in the Summary) if the Summary or this Agreement are breached and such breach is not cured in accordance with the Summary, or to pursue his rights as a stockholder of Splinex for future acts or omissions, or his right to any vested benefit under any plan governed by ERISA.

(b) Splinex (its affiliates, successors and assigns and its or their officers, directors, employees, consultants and major shareholders) completely releases and forever discharges Stojda from all claims, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known or unknown, in law or equity, fixed or contingent, which it or they may now have, or ever had arising from or in any way connected with his employment relationship or the termination of his employment with Splinex. This release is intended to be given its broadest possible effect, with respect to all laws, regulations, ordinances, guidance, directives or any nature or kind. Nothings contained in the foregoing shall be, or shall be deemed to constitute, a release by Splinex to enforce its or their rights under the Summary or to enforce its or their rights under this Agreement.

3. (a) The parties hereto understand and agree that, as an express condition of this Agreement, neither will disclose to others any of the terms of the Summary or this Agreement, except as may be required by law or legal process and, with respect to Stojda, except that Stojda may reveal the terms of either to his spouse, or to his financial or legal advisors, as long as any of them understand that the information is confidential and agree to keep all information confidential.

(b) Stojda shall not take or use for his own purposes or for the purposes of others, any Information owned or controlled by Splinex or any of its subsidiary or affiliated companies. Stojda agrees that the foregoing restrictions shall also apply to all (i) Information in Splinex’s possession belonging to third parties, and (ii) Information conceived, originated, discovered or developed, in whole or in part, by him while an employee of Splinex. As used herein, “Information” includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not Stojda’s work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any Information that is not readily available to the public shall be considered to be a trade secret and confidential property, even if it is not specifically marked as such, unless Splinex advises Stojda otherwise in writing.

This subparagraph shall not apply to any Information which becomes publicly available through no fault of Stojda’s, which Splinex in writing authorizes him to use or disclose, or which Stojda discloses in truthful testimony in a legal proceeding or government inquiry.

(c) Nothing contained herein shall or shall be deemed to waive Stojda’s future rights as a minority stockholder as provided under applicable law, including without limitation Section 242 of the Delaware General Corporation Law.

4. Neither party has relied on any representations or statements not set forth in this Agreement with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement may only be amended in writing, signed by Stojda and Splinex’s General Counsel.

5. Stojda acknowledges that he has had 21 days from the date of his receipt of this Agreement to consider and sign this Agreement. Stojda also understands that he has seven days to revoke this Agreement after he signs it, and that any such revocation must be in writing and must be received by Splinex’s General Counsel no later than the last day of the applicable revocation period. The effective date of this Agreement is the day after the revocation period ends, Stojda understands that he will not receive the benefits and privileges of this Agreement, which include consideration to which he would otherwise not be entitled, until the effective date.

7. Stojda understands that any taxes (other than the employer-mandated portion of FICA and FUTA) which may become due as a result of any payment or transaction contemplated by this Agreement including the attached Summary are his sole responsibility, and further agrees to hold Splinex harmless on account thereof. In addition, he agrees that taxes which are due but unpaid may be setoff against any sums due under this Agreement to the maximum extent allowed by law.

8. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, except as set forth in the Summary or as set forth in any stock option agreement, which shall, except as modified in the Summary, govern the terms of any stock options issued to Stojda by Splinex.

9. (a) STOJDA HAS DISCUSSED ALL ASPECTS OF THIS AGREEMENT WITH AN ATTORNEY AND OTHER ADVISORS OF HIS CHOICE AND HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT AND HE VOLUNTARILY AGREES TO ITS TERMS.

THE INDIVIDUAL SIGNING BELOW ON BEHALF OF SPLINEX REPRESENTS THAT HE HAS THE AUTHORITY TO EXECUTE THIS AGREEMENT ON BEHALF OF SPLINEX AND THAT ALL NECESSARY AUTHORIZATIONS FROM THE COMPANY’S BOARD OF DIRECTORS AND MAJOR SHREHOLDERS HAVE BEEN OBTAINED.

SPLINEX TECHNOLOGY, INC.
__________________________________		___________________________________

Michael Stojda		Gerard Herlihy, Chief Financial Officer

Date:	November 21, 2005	November 21, 2005